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                                                                    EXHIBIT 99.3


                                PALMDALE SYSTEM
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                          PURCHASE AND SALE AGREEMENT
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     THIS PURCHASE AND SALE AGREEMENT is made as of the 10th day of March, 1998, by and between CABLE TV FUND 12-BCD VENTURE, a Colorado joint venture ("Seller") and JONES INTERCABLE, INC., a Colorado corporation ("Buyer").

                                    RECITALS
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     A.  Seller owns and operates a cable television system in and around the
City of Palmdale, the City of Lancaster, Edwards Air Force Base and portions of unincorporated Los Angeles County, all in the State of California (the "System").

     B. Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the System upon the terms and conditions set forth in this Agreement.

                                   AGREEMENT
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     In consideration of the mutual promises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

     1.  Purchase and Sale.  Subject to the terms and conditions set forth in
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this Agreement, Seller hereby agrees to sell, convey, assign, transfer and deliver to Buyer, and Buyer hereby agrees to purchase from Seller, on the Closing Date (as defined in Paragraph 9 hereof), all of Seller's right, title and interest in and to the System and the Assets (as defined in Paragraph 2 hereof) then being transferred and sold pursuant hereto, free and clear of all security interests, liens, pledges, charges and encumbrances.

     2.  Assets.  (a) The assets to be conveyed to Buyer hereunder shall consist
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of all of the assets and properties of Seller, whether real, personal, tangible or intangible, of whatever description and wherever located, now owned or used by Seller solely in connection with Seller's ownership or operation of the System, except those items excluded pursuant to subparagraph 2(b) hereof, but including all additions made to the Closing Date, to the end that all of Seller's assets owned on the Closing Date which are used or owned
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solely in connection with Seller's ownership or operation of the System shall pass to Buyer. Such assets (collectively, the "Assets") shall include, without limitation:

                 (i) all of Seller's towers, tower equipment, antennas, aboveground and underground cable, distribution systems, headend amplifiers, line amplifiers, earth satellite receive stations and related equipment, microwave equipment, testing equipment, motor vehicles, office equipment, furniture and fixtures, supplies, inventory and other physical assets owned or used by Seller solely in connection with Seller's ownership or operation of the System;

                 (ii) the franchises, leases, agreements, permits, consents, licenses and other contracts, pole line or joint pole agreements, underground conduit agreements, agreements for the reception or transmission of signals by microwave, easements, rights-of-way and construction permits, if any, and any other obligations and agreements between Seller and suppliers and customers, which are owned or used by Seller solely in connection with Seller's ownership and operation of the System;

                 (iii) the real property owned and used solely in connection with the System;

                 (iv) all accounts receivable of Seller arising in connection with the System;

                 (v) all engineering records, files, data, drawings, blueprints, schematics, maps, reports, lists and plans and processes owned or developed by or for Seller and intended for use in connection with the System;

                 (vi) all promotional graphics, original art work, mats, plates, negatives and other advertising, or related materials developed by or for Seller and intended for use in connection with the System;

                 (vii) all of Seller's correspondence files, lists, records and reports concerning customers and prospective customers of the Systems, concerning television stations whose transmissions are or may be carried as part of the Systems and concerning all dealings with federal, state, and local regulatory agencies, including all reports filed by or on behalf of Seller with the Federal Communications Commission (the "FCC") in connection with the System and any Statements of Account of the System filed by or on behalf of
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Seller with the united States Copyright Office in connection with the System;
provided however, that Seller shall not transfer to Buyer the licenses and
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agreements for which the consent of a third party is required to transfer (the
"Additional Agreements") until Seller has obtained the approval of the parties granting the Additional Agreements to such transfer, whereupon such Additional Agreements shall be deemed to be included in the assets to be transferred to Buyer pursuant to this Agreement.

     (b) The following properties and assets relating to the System and its business operations shall be retained by Seller and shall not be sold, assigned or transferred to Buyer;

         (i)   cash or cash equivalents on hand or in banks;

         (ii)  insurance policies and rights and claims thereunder;

         (iii) all claims, rights and interest in and to any refunds for Federal, state or local income or other taxes or fees of any nature whatsoever for periods prior to the Closing Date, including without limitation, fees paid to the United States Copyright Office; and

         (iv) assets disposed of in the normal course of business or with the written consent of Buyer between the date hereof and the Closing Date.

     3.  Purchase Price.  Subject to the adjustments to be made in accordance
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with Paragraph 4 hereof, the total purchase price for the Assets shall be One
Hundred Thirty-Eight Million Two Hundred Five Thousand Two Hundred Dollars ($138,205,200.00) (the "Purchase Price"), which Purchase Price represents the average of three separate independent appraisals of the System. The Purchase Price shall by payable to Seller at Closing in cash, by cashier's check or by wire transfer of Federal funds to a bank or banks designated by Seller.

     4.  Adjustments.  All adjustments provided for herein with respect to this
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transaction shall increase or decrease the Purchase Price, as appropriate, and shall be made as of the close of business (5:01 p.m., local time) on the Closing Date.

         (a) Rent, pole rents, franchise fees, taxes, power and utility fees and deposits, insurance premiums, licenses, customer prepayments
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and deposits, and other prepayments and amounts due shall be prorated and debited or credited to Seller or Buyer, as applicable. For purposes of adjustments made under this Paragraph 4(a), the subscriber accounts receivable which are due and payable for and with respect to the month in which the Closing takes place shall be prorated as of the Closing Date.

         (b) The Purchase Price shall be reduced by any accounts payable, accrued expenses and vehicle lease obligations for which Seller would otherwise be liable hereunder, but for which the obligation for payment is assumed by Buyer.

         (c) Seller and Buyer shall jointly determine the adjustments required by this Paragraph 4 at the Closing. The net amount to which Buyer or Seller, as the case may be, is entitled pursuant hereto shall be thereupon paid by Buyer or Seller, as the case may be, by an adjustment to the Purchase Price. All adjustments made at Closing shall be tentative and shall be subject to final adjustment within 90 days after Closing.

     5.  Assumption of Liabilities.  Buyer shall agree to assume and discharge
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all debts, liabilities and obligations of Seller arising with respect to periods subsequent to the Closing Date under any franchise, license, permit, lease, instrument or agreement transferred to Buyer hereunder and, with respect to periods prior to and including the Closing Date, to assume and discharge all obligations of Seller to the extent that the Purchase Price is reduced pursuant to Paragraph 4(b) hereof; provided, however, that Buyer shall not assume the
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Additional Agreements until Seller has obtained the approval of the parties granting the Additional Agreements to Seller's transfer of the Additional Agreements to Buyer, whereupon the Additional Agreements shall be deemed to be included in the assets to be assumed by Buyer hereunder. Buyer hereby agrees to indemnify and to hold harmless from and against any and all damages, costs, claims and expenses (the "Indemnifiable Claims") arising by reason of the ownership, operation or control of the System after Closing Date; provided,
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however, that Buyer shall not indemnify and hold harmless Seller from any
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Indemnifiable Claims arising under Additional Agreements as a result of actions relating to any period before Seller has obtained the approval of the parties granting the Additional Agreements to Seller's transfer of the Additional Agreements to Buyer. Anything herein to the contrary notwithstanding, there is hereby excluded from the assumed obligations, and Seller hereby agrees to retain and discharge, and to indemnify and hold Buyer harmless from and against, any and all Indemnifiable Claims to the extent they arise (a) out of any debt, liability or obligation arising with respect to periods prior to the Closing
Date for which
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no reduction of the Purchase Price has been made pursuant to Paragraph 4(b)
hereof, (b) out of any debt, liability or obligation arising under the Additional Agreements arising as a result of actions relating to any period before Seller has obtained the approval of the parties granting the Additional Agreements to Seller's transfer of the Additional Agreements to Buyer, and (c) any debt, liability or obligation of Seller not expressly assumed hereunder, whenever arising.

     6.  Seller's Representations.  Seller hereby represents, warrants,
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covenants and agrees, that:

         (a) Seller is a joint venture duly organized and validly existing under the laws of the State of Colorado. Seller has all requisite partnership power and authority to own and operate its properties and to carry on its business as now and where being conducted.

         (b) All necessary consents and approvals have been obtained by Seller for the execution and delivery of this Agreement. The execution and delivery of this Agreement by Seller has been duly and validly authorized and approved by all necessary action of Seller. This Agreement is a valid and binding obligation of Seller, enforceable against it in accordance with its terms.

         (c) Subject to the receipt of any required consents, Seller has full legal power, right and authority to sell and convey to Buyer legal and beneficial title to the Assets and Seller's sale to Buyer shall transfer good and marketable title thereto, free and clear of all security interests, liens, pledges, charges and encumbrances of every kind.

         (d) The execution, delivery and performance of this Agreement by Seller will not violate any provisions of law and will not, with or without the giving of notice or the passage of time, conflict with or result in any breach of any of the terms or conditions of, or constitute a default under, any mortgage, agreement or other instrument to which Seller is a party or by which Seller, the Assets or the System are bound. The execution, delivery and performance of this Agreement will not result in the creation of any security interest, lien, pledge, charge or encumbrance upon the Assets or the Systems.

     7.  Conditions Precedent to Buyer's Obligations.  The obligations of Buyer
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under this Agreement with respect to the purchase and sale
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of the Assets shall be subject to the fulfillment on or prior to the Closing
Date of each of the following conditions:

         (a) All of the representations and warranties by Seller contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date. Seller shall have complied with and performed all of the agreements, covenants and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

         (b) Seller shall have delivered to Buyer such instruments, consents and approvals of third parties as are necessary to transfer the Assets to Buyer pursuant to this Agreement.

         (c) The statutory waiting period applicable to this Agreement and the transactions contemplated hereby under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), shall have been terminated or shall have expired.

     8.  Conditions Precedent to Seller's Obligation.  The obligations of Seller
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under this Agreement with respect to the purchase and sale of the Assets shall be subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

         (a) The statutory waiting period applicable to this Agreement and the transactions contemplated hereby under the HSR Act, shall have been terminated or shall have expired.

         (b) The limited partners of the joint venturers of Seller shall have approved the transactions contemplated by this Agreement.

         (c) Buyer shall have delivered the Purchase Price to Seller in accordance with Paragraph 3 hereof.

     9.  Closing.  The closing hereunder (the "Closing") shall be held in the
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offices of Seller, 9697 East Mineral Avenue, Englewood, Colorado, 80112, on such date or dates as the parties hereto shall mutually agree. At the Closing, all cash, checks, notes, deeds, bills of sale, certificates of title, assignments and other instruments and documents referred to or contemplated by this
Agreement shall be exchanged by the parties hereto.
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     10.  Brokerage.  Seller represents and warrants to Buyer that Seller will
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be solely responsible for, and pay in full, any and all brokerage or finder's fees or agent's commissions or other like payment owing in connection with Seller's use of any broker, finder or agent in connection with this Agreement or the transactions contemplated hereby. Buyer represents and warrants to Seller that Buyer will be solely responsible for, and pay in full, any and all brokerage or finder's fees or agent's commission or other like payment owing in connection with Buyer's use of any broker, finder or agent in connection with this Agreement or the transaction contemplated hereby. Each party hereto agrees to indemnify and hold the other party hereto harmless against and in respect of any breach by it of the provision of this Paragraph 10.

     11.  Miscellaneous.
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          (a) Buyer shall have the right, upon notice to Seller, to assign prior to the Closing Date, in whole or in part, its rights and obligations hereunder to any affiliate of Buyer, including any public limited partnership or partnerships of which Buyer or any affiliate of Buyer is a general partner or any joint venture or general partnership of which Buyer, or any affiliate of Buyer, or any of such public limited partnership or partnerships is a constituent partner, or to any subsidiary of Buyer or other entity controlled by, controlling or under common control with Buyer, or, subject to Seller's consent, to any other entity.

          (b) From time to time after the Closing Date, Seller shall, if requested by Buyer, make, execute and deliver to Buyer such additional assignments, bills of sale, deeds and other instruments of transfer, as may be necessary or proper to transfer to Buyer all of Seller's right, title and interest in and to the assets covered by this Agreement. Such efforts and assistance shall be without cost to Buyer.

          (c) This Agreement embodies the entire understanding and agreement among the parties concerning the subject matter hereof and supersedes any and all prior negotiations, understandings or agreements in regard thereto. This Agreement shall be interpreted, governed and construed in accordance with the laws of the State of Colorado. This Agreement may not be modified or amended except by an agreement in writing executed by both Buyer and Seller.

          (d) Any sales, use, transfer or documentary taxes imposed in connection with the sale and deliver of the Assets and the rights acquired by Buyer under this Agreement shall be paid by Buyer.

     IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

     SELLER:
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     CABLE TV FUND 12-BCD VENTURE,
     a Colorado joint venture

     By:  Cable TV Fund 12-B, Ltd., a Colorado limited
     partnership, as a Venturer

     By:  Cable TV Fund 12-C, Ltd., a Colorado limited
     partnership, as a Venturer

     By:  Cable TV Fund 12-D, Ltd., a Colorado limited
     partnership, as a Venturer

          By:  Jones Intercable, Inc., a Colorado
               corporation, as their General Partner


               By:

               Title:


     BUYER:
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     JONES INTERCABLE, INC.,
     a Colorado corporation


     By: /s/ James B. O'Brien

     Title: President

(34664)